LETTER RE: CHANGE IN CERTIFYING ACCOUNTANT


                                                                      Exhibit 16


ANDERSEN

Arthur Andersen LLP
Suite 300
501 North 44th Street
Phoeniz AZ  85008
Tel 602 286 2000
Fax 602 286 2199
www.andersen.com

June 5, 2002

Mr. M. Eric Dohm
Staff Accountant
Registration & Disclosure Unit
Federal Deposit Insurance Corporation
550 Seventeenth Street, N.W. Room F-6030
Washington, D.C.   20429

Ms. Marilyn Bacot
Filing Analyist
NASDAQ/AMEX Marketing Group
9801 Washingtonian Blvd.
Gaithersburg, Maryland 20878

Dear Sir/Madam:

We have read the first, second, third, and fourth paragraph(s) of Item 4 included in the Form 8-K dated June 3, 2002 of Valencia Bank & Trust to be filed with the Federal Deposit Insurance Corporation and are in agreement with the statements contained therein.

Very truly yours,

/s/Arthur Andersen LLP

Copy to::  Mr. Jeffrey Pollard - Chief Financial Officer, Valencia Bank & Trust